                                                                       Exhibit 6

                               GOULDS PUMPS, INC.

                       SUPPLEMENTAL EXECUTIVE PENSION PLAN

         Pursuant to Section 7.1 and the authority granted by the Human Resources Committee's April 4, 1997, resolutions, the Company hereby amends the Plan, effective April 4, 1997, as follows:

         1. Section 2.7 is amended by deleting the current provision in its entirety and substituting in its place the following:

                  2.7 Credited Service means a Participant's years of service
                      ----------------
         (including any fraction thereof determined by dividing completed whole months of service by 12) as a member of the Company's Management Executive Committee ("MEC"). In addition to actual MEC service, a Participant shall be credited with such service as may be specified under the terms of his Senior Executive Change of Control Agreement.

         2. Section 4.1 is amended by deleting the current provision in its entirety and substituting in its place the following:


                  4.1 Retirement Benefits. A Participant may retire on the first
                      -------------------
         day of the month next following the attainment of Normal Retirement Age. The benefit at such age shall be an annual annuity for the life of the Participant, payable monthly, in an amount equal to his Final Average Earnings times his Credited Service times the applicable accrual percentage determined from the following table:

                  Credited Service          Accrual Percentage
                  ----------------          ------------------
                        0 - 5                     4.000%
                        6 - 10                    3.250%
                       11 - 20                    1.375%
                       21 - 30                    1.000%
                       30 +                       0.00%

                           Notwithstanding the foregoing, any Participant having
                  30 or more years of service with the Company on April 4, 1997 shall be entitled to a benefit equal to 60 percent of his Final Average Earnings.

                           A Participant's benefits determined under this
                  Section shall be reduced in accordance with Section 4.5.

                           Notwithstanding the foregoing, a Participant shall be
                  entitled to receive the benefit he had accrued under the predecessor Section 4.1 as of April 3, 1997, if such accrued benefit is higher than the benefit calculated above.

         IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment on its behalf this 16th day of April, 1997.

                                       GOULDS PUMPS, INCORPORATED

                                       By  /s/ William G. Kelley
                                          --------------------------------------

                                       Title    Vice President - Human Resources
                                          --------------------------------------